EXHIBIT 10.1

                 (Purchase and Supply Agreement)

                             PURCHASE
                       AND SUPPLY AGREEMENT


     THIS AGREEMENT is made this 28th day of May, 1998, between Delco Corporation, a Delaware Corporation and a business unit of Delphi Automotive systems having an office at One Corporate Center, PO Box 9005, Kokomo, IN 46904-9005 ("Delco"), and Flexpoint, Inc., a Utah Corporation having a place of business at 6906 South 300 West, Midvale, Utah 84047 ("Flexpoint").

     WHEREAS, Flexpoint, as the result of an extensive development program, has acquired special knowledge to date, know-how and expertise concerning flexible potentiometer technology and the application thereof; and

     WHEREAS, Flexpoint Technology is recognized to be highly unique and proprietary to Flexpoint; and

     WHEREAS, Flexpoint manufactures and sells Sensor Mats and other products for use in automotive and other applications; and

     WHEREAS, Flexpoint, at the request of **, seeks assistance from Delco to integrate Sensor Mats into a Weight Based Suppression System ("WBSS"), all in accordance with and in full compliance with ** design and specifications and pursuant to the directions of Flexpoint as approved by **, including but not limited to all that is necessary to:

     a. Manufacture a Circuit to operatively interface with and mechanically connect to the Sensor Mat to be provided by Flexpoint; and

     b. Assemble the Circuit to and/or with the Sensor Mat provided to Delco by Flexpoint; and

     c. Supply the completed WBSS assembly to respective seat manufacturers as directed by **; and

     d. Support Flexpoint to accomplish QS9000 certification and implement world class manufacturing practices.

     WHEREAS, Delco desires to purchase Sensor Mats from Flexpoint for integration into a WBSS; and

     WHEREAS, Delco and Flexpoint wish to cooperate in the manufacture, assembly and integration of the WBSS as defined herein for supply to **; and

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS
     -----------

     1.01 "CIRCUIT" means an assembly of electrical components for receiving the detection signals from the SENSOR MAT and for generating operation signals for transmission to the Sensor and Diagnostic Module ("SDM").
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     1.02 "** PLATFORMS" shall mean the ** platforms for model years as identified in Exhibit "A" hereto.

     1.03 "**" shall mean the agreement between ** and Flexpoint regarding the time period during which the FLEXPOINT TECHNOLOGY will be exclusively supplied to ** by Flexpoint.

     1.04 "CONFIDENTIAL INFORMATION" includes, but is not limited to, the FLEXPOINT TECHNOLOGY and its, as well as other trade secrets, know how, positive learning experience, negative learning experience, technical data including test data, test specifications, test performance, test criteria, circuit component values, manufacturers of various components, computer programs in whatever form and in whatever medium, computer program architecture and logic, business data and information including business plans, financing plans, expectations, marketing efforts, customer generated test data and information, cost data, manufacturing procedures and equipment, processing data and information, supplier data, pricing information including, but not limited to, mark up and margins, and any information no matter if generated by Flexpoint, by Delco, by **, or by a third party at the request of any one or more of Flexpoint, Delco or **, separately or in some combination thereof, which information is not generally known in the trade or to the parties hereof and which information will provide some economic and/or competitive advantage to the party who possesses the information in comparison to a party that does not possess the information.

     1.05 "FLEXPOINT PATENTS" shall mean all Patents, including without limitation United States Patent No. 5,157,372 and 5,583,476 and all counterparts thereof, which are owned and/or controlled by Flexpoint or its successors or assigns thereof, and which relate to flexible position sensors utilizing flexible potentiometer technology.

     1.06 "FLEXPOINT TECHNOLOGY" refers to that collection of information owned or controlled by Flexpoint now or hereafter, both written and unwritten, and including both negative and positive learning experience, developed by and in the possession of Flexpoint prior to entering into this Agreement relating to its patents and patent applications and/or to or useful in the design, manufacture, operation, use and sale of systems for the detection of pressure applied at one or more points over, to or on a deflectable substrate, such as a seat of a vehicle (e.g., automobile, truck, van, bus, airplane), which FLEXPOINT TECHNOLOGY includes, but is not limited to, the design, manufacture, operation of, functioning of and use of a detector, certain electrical sensors, interfacing circuitry, certain software including underlying logic or software and associated computer devices which, separately and/or all together, are for incorporation into and to form a system useful for selectively operating a protective air bag and an air bag system, including a protective air bag and air bag system of an automobile. The FLEXPOINT TECHNOLOGY includes, but is not limited to, the WBSS which also includes the CIRCUIT, algorithms and the SENSOR MAT.

     1.07 "MATERIALS" includes anything in physical form including structural materials, equipment, devices, chemical materials and the like.

     1.08 "SENSOR MAT" refers to a detector configured for positioning on or within the automobile seat which SENSOR MAT includes a sensor for measuring deflection applied at different points over, to or on the surface of the automobile seat and generating a detection signal reflective of the magnitude of deflection occurring at different points over, to or on the surface.

     1.09 "WBSS" refers to a weight based suppression system incorporating or using FLEXPOINT TECHNOLOGY, which system is adapted for use in automobiles and which system includes a specific detector, certain electrical sensors, interfacing circuitry, certain software including underlying logic and the architecture thereof, and associated computer devices which, separately and/or all together, are for incorporation into and for
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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the formation of a system useful for selectively operating a protective air bag and an air bag system adapted for use in automobiles.

          1.10 "WORK" means all activity and services as reasonable and necessary and in accordance with and in full compliance with the design and specifications and pursuant to the directions of Flexpoint as approved by ** in order to:

     a. Manufacture the CIRCUIT to operatively interface with and mechanically connect to the SENSOR MAT to be provided by Flexpoint; and

     b. Assemble the CIRCUIT to and/or with the SENSOR MAT provided to Delco by Flexpoint; and

     c. Supply the completed WBSS assembly to respective seat manufacturers as directed by **; and

     d.  Co-design the CIRCUIT.

2.   SUPPORT
     -------

     2.01 During the term of this Agreement, Flexpoint shall cooperate and provide Delco with reasonable engineering support for the design and assembly of the WBSS as needed by Delco, all in accordance with that certain Engineering Spending Curve spreadsheet which is attached as Exhibit "B" hereto. Such support shall be at Delco's expense and shall be provided to Delco's engineering and assembly facilities worldwide.

     2.02 During the term of this Agreement, Delco shall cooperate and provide Flexpoint with reasonable engineering support and to assist Flexpoint to accomplish QS9000 certification and implement world class manufacturing practices.

3.   SUPPLY AGREEMENT
     ----------------

     3.01 Subject to the terms and conditions of this Agreement, Flexpoint shall fill Delco's orders for Flexpoint's Product, FOB Flexpoint's plant.

     3.02 The price of the SENSOR MAT shall be based upon a minimum ** purchase order for the identified automobile platforms as set forth in Exhibit "A" hereto. The Parties expect that future price negotiations will include discussion of **. Flexpoint agrees to a ** cost reduction mandate which would result in ** selling price reduction as follows:
**

     Price increases shall be limited to justified increases in Flexpoint's labor or material costs, which shall be demonstrated by evidence satisfactory to Delco and which shall be offset by productivity gains.

     3.03 If Flexpoint is unable to ship SENSOR MATS properly and reasonably ordered by Delco hereunder, Flexpoint will promptly remedy the situation (which may involve **. If the failure is not substantially remedied within ** and it will not be substantially implemented in significantly less time than Delco could have commercial production reestablished, then Flexpoint will assist Delco in any way possible including the ** such SENSOR MATS to meet the portion of Delco's requirements of the SENSOR MATS that Flexpoint cannot supply hereunder, subject to a royalty equal to ** of the purchase price for such SENSOR MAT and subject to the terms of this Agreement.
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     3.04 To minimize the likelihood of a supply deficiency, Flexpoint will identify an additional manufacturer or a possible additional or alternative Flexpoint manufacturing site for the manufacture of the SENSOR MATS, if Flexpoint's initial manufacturing site is unable to meet Delco's requirements under this Agreement. If Flexpoint has itself previously established an alternative source of supply for the SENSOR MATS and such alternative source is qualified and approved by ** and Delco's standards to make the SENSOR MATS, Delco shall purchase the SENSOR MATS from such alternative source before seeking any other source for the SENSOR MATS. Further, when Flexpoint has cured its inability to supply SENSOR MATS to Delco, Delco shall begin again to purchase SENSOR MATS from Flexpoint.

     3.05 Delco's purchase from Flexpoint shall be under the terms and conditions of Delco's purchase orders unless otherwise agreed in writing. A copy of Delco's purchase order is attached in Exhibit "E" hereto.

     3.06 ** will be measured according to reasonable and normal standards for companies with unique technology similarly sized and situated as Flexpoint. **. The Parties acknowledge that Flexpoint shall be considered to be ** as to price as long as it is in conformance with the price terms of Exhibit "D" attached to this Agreement. If Delco determines that Flexpoint is not **, Delco will give Flexpoint written notice of the specific matters with respect to which Flexpoint is not **. Flexpoint will then have at least ** from the date of the plan with milestones within which to **. Delco will provide reasonable support to assist Flexpoint in ** by achieving the milestones set forth in the mutually agreed upon plan. If Flexpoint is unable to ** identified by Delco in its notice to Flexpoint within the cure period specified above Flexpoint **. Subject to a royalty equal to ** of the purchase price for such SENSOR MAT and subject to the terms of the Agreement. Further, when Flexpoint has **, Delco shall begin again to purchase SENSOR MATS from Flexpoint.

4.   CONFIDENTIALITY
     ---------------

     4.01 "Proprietary Information" for the purpose of this Agreement shall mean any information disclosed between the Parties in connection with the Work to be performed under this Agreement that is marked "Proprietary" (or comparable legend) when disclosed in tangible form, or if disclosed in intangible form, is indicated as being Proprietary at the time of disclosure, and subsequently reduced to a writing marked Proprietary that is provided to the receiving Party within ** of the disclosure. The receiving Party shall not disseminate the other Party's Proprietary Information received hereunder to any third party for a period of ** after the initial date of receipt, and shall use the same degree of care in protecting such Proprietary Information that it employs with information of its own that it does not wish to be disseminated.

     4.02     Proprietary Information does not include information that:

     a. is or becomes publicly known through no wrongful act by the receiving Party; or

     b.     is already known to the receiving Party at the time of disclosure;
or

     c. is rightfully received by the receiving Party without breach of any confidentiality obligations; or

     d.     is independently developed by the receiving Party; or

     e. is furnished to a third party by the disclosing Party without similar restrictions on the third party's rights; or

___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

      f. is explicitly approved for release by written authorization by the disclosing Party; or

      g. is required to be disclosed by operation of law or administrative order.

     4.03 Information Transfer. The Parties acknowledge that certain confidential and proprietary information necessary for the development and production of the SENSOR MAT will be disclosed to Delco and **. Delco agrees that the information disclosure shall be limited to the information outlined in the Requirements for Sensor Systems Design Information Disclosure, columns ** and Tier I Delco only and that the information outlined only in the Flexpoint column shall not be disclosed as attached in Exhibit "C" hereto.

5.   MISCELLANEOUS
     -------------

     5.01 In the event any one or more of the provisions of this Agreement is held to be unenforceable under the law of any country, state or organization, (a) such unenforceability shall not effect any other provision of this Agreement; (b) this Agreement shall be construed as if said unenforceable provisions had not been contained therein; and (c) the parties shall negotiate in good faith to replace the unenforceable provisions by such enforceable provisions as has the effect nearest to that of the provisions being replaced.

     5.02 Neither party shall be liable for any failure to perform or for any delay in performance of its obligations hereunder which is caused by circumstances beyond its reasonable control, including without limitation acts of God or a public enemy, fires, storms, floods, epidemics, quarantine restrictions, riots, insurrections, explosions, accidents, war, labor disputes, transportation embargos, acts or failures to act of or by any government of the other party, or any other cause beyond the control of the parties. Each party shall promptly notify the other in writing within fifteen
(15) days of the existence of any excusable non-performance or any delays and the anticipated duration thereof.

     5.03 No delay on the part of either party in exercising any of its respective rights hereunder or the failure to exercise the same nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement shall be construed to operate as a waiver of any such rights or acquiescence thereto, except for the specific instance of delay, waiver or acquiescence.

     5.04 This Agreement and the rights and obligations hereunder may not be assigned by either party without the prior written consent of the other party.


     5.05 In the event any dispute or claim arising out of this Agreement is initiated by Delco, the interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Utah without regard to Utah's Conflict of Law laws. Any judicial proceeding brought to enforce this Agreement, or any matter related thereto, shall be brought in the appropriate courts for Salt Lake County, State of Utah or the appropriate United States District Court for Salt Lake County, Utah. In the event any dispute or claim arising out of this Agreement is initiated by Flexpoint, the interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Indiana without regard to Indiana's Conflict of Law laws. Any judicial proceeding brought to enforce this Agreement, or any matter related thereto, shall be brought in the appropriate courts for Howard County, State of Indiana or the appropriate United States District Court for Howard County, Indiana. By execution of this Agreement, each party accepts and agrees to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     5.06 Delco and Flexpoint agree not to export or re-export or cause to be exported or re-exported any technical information pertaining to FLEXPOINT TECHNOLOGY to any country which, under the laws of the United States of America, Delco or Flexpoint is required to obtain a validated export license for exporting such technology or unless a validated export license is obtained from the Office of Export Administration, United States Department of Commerce.

     5.07 This Agreement shall not constitute a partnership agreement and Delco is not the agent of Flexpoint and Flexpoint is not the agent of Delco. Neither party shall have the actual or apparent right, or express or implied authority, to assume, create or incur any liability or obligation on behalf of the other.

     5.08 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them or by their attorneys and delivered by hand, or deposited in the mail, certified, return receipt requested, properly addressed and postage prepaid, as follows:

If to Flexpoint:                             If To Delco:


     Flexpoint, Inc.                         Delphi/Delco Electronics Systems
     Doug Odom                               One Corporate Center
     6906 South 300 West                     PO Box 9005
     Midvale, Utah  84047                    Kokimo, IN  46904-9005

     With a Copy to:

     Bruce H. Shapiro, P.C.                  Delphi/Delco Electronics Systems
     Bruce H. Shapiro                        James Spencer
     3760 South Highland Drive #500          One Corporate Center
     Salt Lake City, Utah  84106             PO Box 9005
                                             Kokimo, IN  46904-9005

     5.09 This Agreement, including the exhibits hereto, constitute the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and writings and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto. In the event of a conflict between the terms of the body of this Agreement and the terms of the Exhibits hereto, the terms of the body of this Agreement shall prevail.

6.   NON COMPETITION
     ---------------

     During the period this Agreement remains in force and for a period of ** thereafter, ** with Flexpoint anywhere in the world or in such smaller territory as may be determined by a court or tribunal of competent jurisdiction, by ** any component of a WBSS or useful to make a WBSS, or any system that uses or employs any of the CONFIDENTIAL INFORMATION including the FLEXPOINT TECHNOLOGY.

     During the term of the ** for the WBSS, nothing contained in this Section 6 will prohibit Delco from supplying its ** to its current customer base for the platforms identified in Exhibit "E". Upon the system level approval by ** of the WBSS, Delco shall phase-out and cease marketing and development of its **, with the exception that Delco shall be allowed to continue to supply its ** to its current customer base for the platforms identified in Exhibit "E". After system level approval by ** of the WBSS and upon termination of the **, Delco will then aggressively pursue development and promotion of the WBSS and
**.
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.   DISPUTE RESOLUTION
     ------------------

     7.01 In the event of a dispute between the parties arising out of or related to this Agreement, the parties agree to use the following procedure prior to either party pursuing other available remedies:

     a. A meeting shall be held promptly between the parties, attended by representatives having decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

     b. If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "Neutral"), seeking assistance in such regard from the American Arbitration Association, Center for Public Resources, or other mutually agreed-upon organization if they have been unable to agree upon such appointment within forty (40) days from the initial meeting. The fees of, and authorized costs incurred by, the Neutral shall be shared equally by the parties.

     c. In consultation with the Neutral, the parties will select or devise an alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the Neutral making the decision as to the procedure, and/or place and time, if the parties have been unable to agree on any of such matters within twenty (20) days after initial consultation with the Neutral. In any case, the ADR shall be held no later than sixty (60) days after selection of the Neutral.

     d. The parties agree to participate in good faith in the ADR to its conclusion. If the parties are not successful in resolving the dispute through the ADR, then either party may pursue other available remedies upon seven (7) days written notice to the other party specifying its intended course of action.

8.   PROPRIETARY RIGHTS
     ------------------

     8.01 All inventions, technical information and proprietary rights conceived or reduced to practice by any one or more employees, agents, vendors, consultants or representatives of Flexpoint prior to and during the term of this Agreement will remain the property of Flexpoint. The inventions, technical information and proprietary rights conceived or reduced to practice by any one or more employees, agents, vendors, consultants or representatives of Flexpoint in conjunction with an employee, agent, vendor, consultant or representative of Delco which were developed based upon FLEXPOINT TECHNOLOGY or Flexpoint's CONFIDENTIAL INFORMATION which includes, but is not limited to Bend Sensor Technology, Seat Map Algorithm, Pattern Recognition, DU
Calculation, Bend Sensor   Ink Technology, Bend Sensor  Product: Control
Plans, D/PFMEAs, DFM/DFA and Auto-ranging Reference Resistor Technology shall be the exclusive property of Flexpoint provided however, that Delco shall ** of Flexpoint related to FLEXPOINT TECHNOLOGY it being understood that Delco shall not thereby implication or otherwise acquire any right under or to any other patent or patents of Flexpoint.

     8.02 All Flexpoint-made inventions, technical information and proprietary rights which are conceived pursuant to this Agreement ("Flexpoint
Foreground Technology") will remain the property of Flexpoint.   Further
business opportunities for additional platforms shall be agreed upon in writing by both parties and shall be added to Exhibit "A".
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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     8.03     All Delco-made inventions, technical information and proprietary rights conceived or reduced to practice prior to this Agreement shall remain the property of Delco, unless made using FLEXPOINT TECHNOLOGY and/or FLEXPOINT CONFIDENTIAL INFORMATION.

     8.04 All new Delco-made inventions, technical information and proprietary rights which are conceived pursuant to this Agreement ("Delco Foreground Technology") and are not based upon Flexpoint's CONFIDENTIAL INFORMATION, will remain the property of Delco. However, Delco grants Flexpoint a ** under Delco Foreground Technology.

     8.05 Delco shall promptly disclose to Flexpoint all Delco-made inventions and technical information which are conceived or developed pursuant to this Agreement.

     8.06 All jointly made inventions, technical information and proprietary rights which are conceived pursuant to this Agreement and are not based upon Flexpoint's CONFIDENTIAL INFORMATION, will remain the joint property of Delco and Flexpoint.

9.   TERM AND TERMINATION
     --------------------

     9.01 The term of this Agreement commences on the date first written above and terminates either on the last day of production for the ** of the ** PLATFORMS or upon the termination date of the **, whichever date occurs first. This Agreement may be renewed for one or more successive one-year terms upon the mutual written agreement of both Parties.

     9.02 In the event of material breach of this Agreement, Flexpoint or Delco, as the case may be, may notify the defaulting party of the breach and give notice in writing of the non-defaulting party's intention to terminate this Agreement. If the non-defaulting party is not, within ** from and after receipt of written notice of default, provided with a plan of corrective action and/or if substantial efforts to cure the default in accordance with the plan are not made. If such breach is not substantially corrected as provided above, the nondefaulting party may terminate this Agreement by sending written notice of such termination to the other party, whereupon this Agreement shall terminate. In the event the non-defaulting party elects to terminate this Agreement, the notice of termination must be sent to the defaulting party within ** after the expiration of the ** period mentioned above.

     9.03 In the event either party (a) ceases to function as a going concern, (b) makes an assignment for the benefit of creditors, (c) becomes the subject of any proceeding under any applicable bankruptcy, receivership, insolvency or similar laws instituted by or against such party, which proceeding is not dismissed as to such party within forty-five (45) days after it has been instituted, or (d) liquidates, dissolves, sells substantially all of its assets, merges or consolidates, and Flexpoint or Delco, as appropriate, is not the surviving corporation, the other party shall have the right to terminate this Agreement by giving the other party written notice, whereupon this Agreement shall immediately terminate.

     9.04 Any termination of this Agreement shall not relieve either party of its obligations as to any surviving obligations of the Parties including but not limited to Sections 4, 5.06, 6, 8, 11 and 12 hereof or of any obligations previously incurred pursuant to this Agreement, including without limitation payment for products shipped, warranty for products previously manufactured by Flexpoint and sold hereunder, and rights pursuant to Royalties described herein.
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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10.   PROMOTION/TRADEMARK
      -------------------

     10.01 TRADEMARK/SERVICE MARK Delco acknowledges that a number of trademarks and service marks are in existence or have been identified that should come into use in association with the WBSS and various components thereof.

     10.02 Delco specifically acknowledges that the marks Bend Sensor and Flexpoint are unique and indicative of the goods of Flexpoint. The quality of the goods of Flexpoint with which the marks Bend Sensor and Flexpoint are associated is being controlled directly by Flexpoint. However, the goods with which the marks Bend Sensor and Flexpoint are associated are being incorporated with other materials and goods to form an assembly which includes, by way of example and not limitation, the WBSS.

     10.03 Because the quality of the assembly may reflect on the quality of the goods of Flexpoint, Delco agrees to manufacture the WBSS assembly in accordance with specifications, the portion of which relate to Flexpoint's products will be provided to and approved by Flexpoint or its designee in advance, and such approval shall not be unreasonably withheld.

     10.04 Delco agrees that all materials (hereinafter "PROMOTIONAL ITEMS") intended for communication or dissemination to third parties including by way of example and not limitation, advertising materials, brochures, pamphlets, web pages/sites, promotional materials (e.g., key chains, pocket knives ) or the like, exclusive of contracts, correspondence, invoices and similar business communications, shall, unless otherwise directed by Flexpoint, reference and identify the goods of Flexpoint as components of the assembly and shall use the applicable trademarks of Flexpoint while identifying clearly that Flexpoint is the source of goods and that when the trademarks of Flexpoint are used to identify that the trademarks are those of Flexpoint.

     10.05 Delco shall timely submit all PROMOTIONAL ITEMS to Flexpoint for approval by Flexpoint with regard to proper use of trademarks and for compliance with paragraph 10.1.3., and such approval shall not be unreasonably withheld. Flexpoint shall promptly respond with corrections, modifications or approval. If Flexpoint does not respond within 48 hours of receipt, Flexpoint may be deemed to have no objections to that PROMOTIONAL ITEM.

     10.06 If Delco adopts new and different trademarks in association with the assembly or any component thereof not a good of Flexpoint, Flexpoint shall have the right to use such trademark in any of its PROMOTIONAL ITEMS subject to approval by Delco and provided further that if Delco shall cease to be a source of the WBSS System Assembly, then and in that event Flexpoint shall have the right to adopt and use any such trademarks and to obtain from Delco right of Delco in any such trademarks.

     11.     WARRANTY
             --------

     11.01 All SENSOR MATS sold by Flexpoint to Delco are warranted to conform to the specifications set forth in Exhibit D, which is attached hereto and herein incorporated by reference and to be free from defects in material and workmanship.

     11.02 As used in this Agreement, the term "Defective Product" shall mean any SENSOR MAT which fails to meet the warranty contained in Section 11.1 within the warranty period described in Section 11.3.

     11.03 The warranty period for the SENSOR MAT shall be ** beginning from the date of first registration by the end-user of the vehicle incorporating such SENSOR MAT.
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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     12.     PRODUCT LIABILITY
             -----------------

     12.01 As used in this Section 12, the term "Losses", when capitalized, shall mean any reasonable settlement, judgment, and reasonable legal expense arising from any death of or injury to any person, or damage to any property.

     12.02 Delco shall indemnify and hold Flexpoint and all of its officers, directors, employees, agents and representatives, separately and together, harmless for any and all claims, demands, loss, repairs, recalls, defects, causes of action, obligations, damages and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or claimed arising directly or indirectly out of the WORK performed by Delco or any component of the WBSS supplied by Delco. If Flexpoint does not produce the product supplied to Delco in conformance with the contract specifications or follow established manufacturing procedures, Flexpoint shall indemnify and hold Delco and all of its officers, directors, employees, agents and representatives, separately and together, harmless for any and all claims, demands, loss, repairs, recalls, defects, causes of action, obligations, damages and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or claimed arising from a Defective Product. If it cannot be readily determined whether or the extent to which the Losses were proximately caused by Defective Products or Delco's WORK, either Party hereto may submit the matter to the dispute resolution procedure pursuant to Section 7 of this Agreement to determine the amounts attributable to the Defective Products or to each Party, as the case may be.

     12.03 Should any claim be made against either Flexpoint or Delco alleging death or injury to any person, or damage to any property, proximately caused by Defective Products, regardless of whether such claim is based upon strict liability, negligence, warranty, or otherwise, Flexpoint and Delco will provide to the other Party prompt notice of such claim and every formal claim document received by either of them relating to such claim.

     12.04 With respect to any claim described in Section 12.3, Flexpoint and Delco will immediately investigate the incident and will attempt to determine if the alleged damage was proximately caused by Defective Products. If after such investigation it appears that the alleged damage was caused by Defective Products, Flexpoint may choose to carry out the defense of such claim. The defense of all other claims shall be the responsibility of Delco. Flexpoint and Delco agree to communicate and cooperate with each other and, if necessary, any appropriate insurance carrier, to the extent possible in the defense of the claim. Flexpoint and Delco will make available to each other the services of knowledgeable personnel and information necessary to the defense of the claim. During the pendency of any lawsuit involving such a claim, Flexpoint and Delco will not take any adverse action, including third-party claims, against each other.

13.     TIER I SELECTION
        ----------------

     In the event that Delco is not selected by ** as the Tier I supplier for the WBSS, then this Agreement and all of the Sections contained herein shall be deemed null and void and this Agreement shall be of no further force and effect.
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     IN WITNESS WHEREOF, the parties have caused this Purchase and Supply Agreement to be executed by their authorized representatives as of the date first above written.

DELCO                              FLEXPOINT, INC.


By /s/ Dan W. Pitcock              By /s/ Douglas M. Odom
---------------------              ----------------------
Its Commodity Manager              Its President
Electrical-Active

                           EXHIBIT "A"

                                **

___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                           EXHIBIT "B"

                                **
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                           EXHIBIT "C"

                                **
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                           EXHIBIT "D"

                    SENSOR MAT SPECIFICATIONS
                       [TO BE AGREED UPON]

                           EXHIBIT "E"
                       TERMS AND CONDITIONS
               PURCHASE ORDER TERMS AND CONDITIONS

1. ACCEPTANCE: Seller has read and understands this order and agrees that Seller's written acceptance or commencement of any work or service under this order shall constitute Seller's acceptance of these terms and conditions only. All terms and conditions proposed by Seller which are different from or in addition to this order are unacceptable to Buyer, are expressly rejected by Buyer, and shall not become a part of this order. Any modifications to this order shall be made in accordance with Paragraph 31.

2. SHIPPING, BILLING AND FLSA CERTIFICATION: Seller agrees: a) to properly pack, mark and ship goods in accordance with the requirements of Buyer and involved carriers in a manner to secure lowest transportation cost; b) to route shipments in accordance with instructions from Buyer's Traffic Department; c) to make no charge for handling, packaging, storage, transportation or drayage of goods unless otherwise stated in this order; d) to provide with each shipment packing slips with Buyer's order number marked thereon; e) to properly mark each package with this order number, the factory, plant and dock number, and where multiple packages comprise a single shipment, to consecutively number each package; and f) to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Buyer's instructions. Seller will include on bills of lading or other shipping receipts correct classification identification of the goods shipped in accordance with Buyer's instructions and carrier's requirements. The marks on each package and identification of the goods on packing slips, bills of lading and invoices shall be sufficient to enable Buyer to easily identify the goods purchase. Seller further agrees: a) to promptly render, after delivery of goods or performance services, correct and complete invoices to Buyer's; and b) to accept payment by check or, at Buyer's discretion, other cash equivalent (including electronic transfer of funds EFT). Seller's invoice must include a certification that all goods were produced in compliance with the applicable requirements of sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and of regulations and orders of the United States Department of Labor issued in connection, therewith. The payment date is set forth on the face side of this order, or if not stated, shall be on the 25th day of the month following Buyer's receipt of a proper invoice (except as may otherwise be agreed upon by Buyer and Seller in connection with a program providing for electronic funds transfer). Time for payment shall not begin until correct and complete invoices are received, and Seller's cash discount privileges to Buyer shall be extended until such time as payment is due. Buyer may withhold payment pending receipt of evidence, in such form and detail as buyer may direct, of the absence of any liens, encumbrances and claims on the goods or services under this order.

3. DELIVERY SCHEDULES: Deliveries shall be made both in quantities and at times specified in Buyer's schedules. Buyer shall not be required to make payment for goods delivered to Buyer which are in excess of quantities specified in Buyer's delivery schedules. Buyer may change the rate of scheduled shipments or direct temporary suspension of scheduled shipments, neither of which shall entitle Seller to a modification of the price for goods or services covered by this order. For orders of goods where quantities and/or delivery schedules are not specified, Seller shall deliver goods in such quantities and time as Buyer may direct in subsequent releases.

4. PREMIUM SHIPMENTS: If Seller's acts or omissions result in Seller's failure to meet Buyer's delivery requirements and Buyer requires a more expeditious method of transportation for the goods than the transportation method originally specified by Buyer, Seller shall, at Buyer's option, (I) promptly reimburse Buyer the difference in cost between the more expeditious method and the original method, (ii) allow Buyer to reduce its payment of Seller's invoices by such difference, or (iii) ship the goods as expeditiously as possible at Seller's expense and invoice Buyer for the amount which Buyer would have paid for normal shipment.

5. CHANGES: Buyer reserves the right at any time to direct changes, or cause Seller to make changes, to drawings and specifications of the goods or to otherwise change the scope of the work covered by this order, including work with respect to such matters as inspection, testing or quality control, and Seller agrees to promptly make such changes; any difference in price or time for performance resulting from such changes shall be equitable adjusted by Buyer after receipt of documentation in such form and detail as Buyer may direct. Any changes to this order shall be made in accordance with Paragraph 31.

6. INSPECTION: Seller agrees that Buyer shall have the right to enter Seller's facility at reasonable times to inspect the facility, goods, materials and any property of Buyer covered by this order. Buyer's inspection of the goods, whether during manufacture, prior to delivery or within a reasonable time after delivery, shall not constitute acceptance of any work-in-process or finished goods.

7. NONCONFORMING GOODS: To the extent Buyer rejects goods as nonconforming, the quantities under this order will automatically be reduced unless buyer otherwise notifies Seller. Seller will not replace quantities so reduced without a new order or schedule from Buyer. Nonconforming goods will be held by Buyer for disposition in accordance with Seller's instructions at Seller's risk. Seller's failure to provide written instructions within ten (10) days, or such sorter period as may be commercially reasonable under the circumstances, after notice of nonconformity shall entitle buyer, at Buyer's option, to charge Seller for storage and handling, or to dispose of the goods, without liability to Seller. Payment for nonconforming goods shall not constitute an acceptance thereof, limit or impair Buyer's right to assert any legal or equitable remedy, or relieve Seller's responsibility for latent defects.

8. FORCE MAJEURE: Any delay or failure of either party to perform its obligations hereunder shall be excused if, and to the extent that it is caused by an event or occurrence beyond the reasonable control of the party and without its fault or negligence, such as, by way of example and not by way of limitations, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor, equipment or transportation, or court injunction or order; provided that written notice of such delay (including the anticipated duration of the delay) shall be given by the affected party to the other party within ten (10) days. During the period of such delay or failure to perform by Seller, Buyer, at its option, may purchase goods from other sources in quantities and at times requested by Buyer, and at the price set forth in this order. If requested by the Buyer Seller shall, within ten (10) days of such request, provide adequate assurances that the delay shall not exceed thirty (30) days. If the delay lasts more than thirty
(30) days or Seller does not provide adequate assurance that the delay will cease within thirty (30) days, buyer may immediately cancel the order without liability.

9. WARRANTY: Seller expressly warrants that all goods or services covered by this order will conform to the specifications, drawings, samples, or descriptions furnished to or by Buyer, and will be merchantable, of good material and workmanship and free from defect. In addition, Seller acknowledges that Seller knows Buyer's intended use and expressly warrants that all goods covered by this order which have been selected, designed, manufactured, or assembled by Seller based upon Buyer's stated use, will be fit and sufficient for the particular purposes intended by Buyer.

10. INGREDIENTS DISCLOSURE AND SPECIAL WARNINGS AND INSTRUCTIONS: If requested by Buyer, Seller shall promptly furnish to Buyer in such form and detail as Buyer may direct: (a) a list of all ingredients in the goods purchased hereunder; (b) the amount of one or more ingredients; and information concerning any changes in or additions to such ingredients. Prior to and with the shipment of the goods purchased hereunder, Seller agrees to furnish to Buyer sufficient warning and notice in writing ( including appropriate labels on goods, containers and packing) of any hazardous material which is an ingredient or a part of any of the goods, together with such special handling instructions as may be necessary to advise carriers, Buyer, and their respective employees of how to exercise that measure of care and precaution which will best prevent bodily injury or property damage in the handling, transportation, processing, use, or disposal of the goods, containers and packing shipped to Buyer.

11. INSOLVENCY: buyer may immediately cancel this order without liability to Seller in the event of the happening of any of the following or any other comparable event: (a) insolvency of the Seller; (b) filing of a voluntary petition in bankruptcy by Seller; (c ) filing of any involuntary petition in bankruptcy against Seller; (d) appointment of a receiver or trustee for Seller; (e) or execution of an assignment for the benefit of creditors by Seller, provided that such petition, appointment, or assignment is not vacated or nullified within fifteen (15) days of such event.

12. CANCELLATION FOR BREACH: Buyer reserves the right to cancel all or any part of this order, without liability to Seller, if Seller: (a) repudiates or breaches any of the terms of this order, including Seller's warranties; (b) fails to perform services or deliver goods as specified by Buyer; or (c ) fails to make progress so as to endanger timely and proper completion of services or delivery of goods; and does not correct such failure or breach within ten (10) days ( or such shorter period of time if commercially reasonable under the circumstances) after receipt of written notice from Buyer specifying such failure or breach.

13. TERMINATION: In addition to any other rights of Buyer to cancel or terminate this order, Buyer may at its option immediately terminate all or any part of this order, at any time and for any reasons, by giving written notice to Seller. Upon such termination, Buyer shall pay to Seller the following amounts without duplication: (a) the order price for all goods or services which have been completed in accordance with this order and not previously paid for; and (b) the actual costs of work-in-process and raw materials incurred by Seller in furnishing the goods or services under this order to the extent such costs are reasonable in amount and are properly allocable or apportionable under generally accepted accounting principles to the terminated portion of this order; less, however the reasonable value or cost (whichever is higher) of any goods or materials used or sold by Seller with Buyer's written consent, and the cost of any damaged or destroyed goods or material. Buyer will make no payments for finished goods, work-in-process or raw materials fabricated or procured by Seller in amounts in excess of those authorized in delivery releases nor for any undelivered goods which are in Seller's standard stock or which are readily marketable. Payments made under this Paragraph shall not exceed the aggregate price payable buy Buyer for finished goods which would be produced by Seller under delivery or release schedules outstanding at the date of termination. Except as provided in this Paragraph, Buyer shall not be liable for and shall not be required to make payments to Seller, directly or on account of claims by Seller's subcontractors, for loss of anticipated profit, unabsorbed overhead, interest on claims, product development and engineering costs, facilities and equipment rearrangement costs or rental, unamortized depreciation costs, and general and administrative burden charges from termination of this order. Within sixty
(60) days from the effective date of termination, Seller shall submit a comprehensive termination claim to Buyer, with sufficient supporting data to permit Buyer's audit, and shall thereafter promptly furnish such supplemental and supporting information as buyer shall request. Buyer or its agents, shall have the right to audit and examine all books, records, facilities, work, material, inventories, and other items relating to any termination claim of Seller.

14. INTELLECTUAL PROPERTY: Seller agrees: (a) to defend, hold harmless and indemnify Buyer, its successors and customers against all claims, demands, losses, suits, damages, liability and expenses (including reasonable attorney fees) arising out of any suit, claim or action for actual or alleged direct or contributory infringement of, or inducement to infringe, any United States or foreign patent, trademark, copyright or mask work right by reason of the manufacture, use or sale of the goods or services ordered, including infringement arising out of compliance with specifications furnished by Buyer, or for actual or alleged misuse or misappropriation of a trade secret resulting directly or indirectly from Seller's actions; (b) to waive any claim against Buyer under the Uniform Commercial Code or otherwise, including any hold harmless or similar claim, in any way related to a claim asserted against Seller or Buyer for patent, trademark, copyright or mask work right infringement or the like, including claims arising out of compliance with specifications furnished by Buyer; and (c ) to grant to Buyer a worldwide, nonexclusive, royalty-free, irrevocable license to repair and have repaired, to reconstruct and have reconstructed the goods ordered hereunder. Seller assigns to Buyer all right, title and interest in and to all trademarks, copyrights and mask work rights in any material created for Buyer under this order.

15. TECHNICAL INFORMATION DISCLOSED TO BUYER: Seller agrees not to assert any claim (other than a claim for patent infringement) with respect to any technical information which Seller shall have disclosed or may hereafter disclose to Buyer in connection with the goods or services covered by this order.

16. INDEMNIFICATION: If Seller performs any work on Buyer's premises or utilizes the property of Buyer, whether on or off Buyer's premises, Seller shall indemnify and hold Buyer harmless from and against any liability, claims, demands or expenses (including reasonable attorney fees) for damages to the property of or injuries (including death) to Buyer, its employees or any other person arising from or in connection with Seller's performance of work or use of Buyer's property, except for such liability, claim or demand arising out of the sole negligence of Buyer.

17. INSURANCE: Seller shall maintain insurance coverage in amounts not less than the following: (a) Worker's Compensation - Statutory Limits for the state or states in which this order is to be performed ( or evidence of authority to self-insure); (b) Employer's Liability - $250,000; (c ) Comprehensive General Liability (including Products/Completed Operations and Blanket Contractual Liability) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury, and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit; and (d) Automobile Liability (including owned, non-owned and hired vehicles) - $1,000,000 per person, $1,000,000 per occurrence Personal Injury and $1,000,000 per occurrence Property Damage, or $1,000,000 per occurrence Personal Injury and Property Damage combined single limit. At Buyer's request, Seller shall furnish to Buyer certificates of insurance setting forth the amount(s) of coverage, policy number(s) and date(s) of expiration for insurance maintained by Seller, and if further requested by Buyer, such certificates will provide that Buyer shall receive thirty (30) days prior written notification from the insurer of any termination or reduction in the amount or scope of coverage's. Seller's purchase of appropriate insurance coverage or the furnishing of certificates of insurance shall not release Seller of its obligations or liabilities under this order. In the event of Seller's breach of this provision, Buyer shall have the right to cancel the undelivered portion of any goods or services covered by this order and shall not be required to make further payments except for conforming goods delivered or services rendered prior to cancellation.

18. TOOLS: Unless otherwise agreed to by Buyer, Seller at its own expense shall furnish, keep in good condition, and replace when necessary all tools, jigs, dies, gauges, fixtures, molds and patterns ("Tools") necessary for the production of the goods. The cost of changes to the Tools necessary to make design and specification change authorized by Buyer shall be paid for by Buyer. Seller shall insure the Tools with full fire and extended coverage insurance for the replacement value thereof. Seller grants Buyer an irrevocable option to take possession of and title to the Tools that are special for the production of the goods upon payment to Seller of the book value thereof less any amounts which Buyer has previously paid to Seller for the cost of such Tools; provided, however, that this option shall not apply if such Tools are used to produce goods that are the standard stock Seller or if a substantial quantity of like goods are being sold by Seller to others.

19. BAILED PROPERTY: All supplies, materials, tools, jigs, dies, gauges, fixtures, molds, patterns, equipment and other items furnished by Buyer, either directly or indirectly, to Seller to perform this order, or for which Seller has been reimbursed by Buyer, shall be and remain the property of the Buyer. Seller shall bear the risk of loss of and damage to Buyer's property. Buyer's property shall at all times be properly housed and maintained by Seller; shall not be used by Seller for any purpose other than the performance of this order; shall be deemed to be personalty; shall be conspicuously marked "Property of ** Corporation" by Seller; shall not be commingled with the property of Seller or with that of a third person; and shall not be moved from Seller's premises without Buyer's prior written approval. Upon the request of Buyer, such property shall be immediately released to Buyer or delivered to Buyer by Seller, either (i) F.O.B. transport equipment at Seller'' plant, properly packed and marked in accordance with the requirements of the carrier selected by Buyer to transport such property, or (ii) to any location designated by Buyer, in which event Buyer shall pay to Seller the reasonable cost of delivering such property to such location. Buyer shall have the right to enter onto Seller's premises at all reasonable times to inspect such property and Seller's records with respect thereto.

20. REMEDIES: The rights and remedies reserved to Buyer in this order shall be cumulative, and additional to all other or further remedies provided in law or equity.

21. DUTY DRAWBACK RIGHTS: This order includes all related customs duty and import drawback rights, in any, (including rights developed by substitution and rights which may be acquired from Seller's suppliers) which Seller can transfer to Buyer. Seller agrees to inform Buyer of the existence of any such rights and upon request to supply such documents as may be required to obtain such drawback.

22. SETOFF: In addition to any right of setoff provided by law, all amounts due Seller shall be considered net of indebtedness of Seller to ** Corporation and its subsidiaries; and ** Corporation may deduct any amounts due or to become due from Seller to ** Corporation and its subsidiaries from any sums due or to become due from ** Corporation to Seller.

23. ADVERTISING: Seller shall not, without first obtaining the written consent of Buyer, in any manner advertise or publish the fact that Seller has contracted to furnish Buyer the goods or services herein ordered, or use any trademarks or tradenames of Buyer in Seller's advertising or promotional materials. In the event of Seller's breach of this provision, Buyer shall have the right to cancel the undelivered portion of any goods or services covered by this order and shall not be required to make further payments except for conforming goods delivery or services rendered prior to cancellation.

24. GOVERNMENT COMPLIANCE: Seller agrees to comply with all federal, state and local laws, Executive Order, rules, regulations and ordinances which may be applicable to Seller's performance of its obligations under this order.

25. EQUAL OPPORTUNITY AND AFFIRMATIVE ACTION: This order incorporates by reference: (a) all provisions of 41 C.F.R. 60-1.4, as amended, pertaining to the equal opportunity clause in government contracts; (b) all provisions of 41 C.F.R. 60-250, as amended, pertaining to affirmative action for disabled
veterans of the Vietnam Era; and   all provisions of 41 C.F.R. 60-741, as
amended, pertaining to affirmative action for handicapped workers. Seller certifies that it is in compliance with all applicable provisions of 41 C.F.R. 60-1, including but not limited to: (a) developing and presently having in full force and effect a written affirmative action compliance program for each of its establishments as required by 41 C.F.R. 60-1.40, as amended; (b) filing EEO-1 Reports as required by 41 C.F.R. 60-1.7, as amended; and (c ) neither maintaining segregated facilities nor permitting its employees to perform services at segregated facilities as prohibited by 41 C.F.R. 60-1.8, as amended. Buyer requests that Seller adopt and implement a policy to extend employment opportunities to qualified applicants and employees on an equal basis regardless of an individual's age, race, color, sex, religion or national origin.

26. NO IMPLIED WAIVER: The failure of either party at any time to require performance by the other party of any provision of this order shall in no way affect the right to require such performance at any time thereafter, nor shall the waiver of either party of a breach of any provision of this order constitute a waiver of any succeeding breach of the same or any other provision.

27. NON-ASSIGNMENT: Seller may not assign or delegate its obligations under this order without Buyer's prior written consent.

28. RELATIONSHIP OF PARTIES: Seller and Buyer are independent contracting parties and nothing in this order shall make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other.

29. GOVERNING LAW: This order is to be construed according to the laws of the state from which this order is issues as shown by the address of Buyer on the face side of this order.
___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

30. SEVERABILITY: If any term of this order is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order of rule, and the remaining provisions of this order shall remain in full force and effect.

31. ENTIRE AGREEMENT: This order, together with the attachments, exhibits, or supplements, specifically referenced in this order, constitutes the entire agreement between Seller and Buyer with respect to the matter contained herein and supersedes all prior oral or written representations and agreements. This order may only be modified by a purchase order amendment/alternation issued Buyer.

                           EXHIBIT "F"

                                **

___________
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.